NationsBank Corporation
Charlotte, NC  28255
Tel 704 386-5000

Pricing Supplement No. 0166 Dated March 17, 1997       Rule 424(b)(2)
(To Prospectus dated July 12, 1996 and                 File number: 333-7229
Prospectus Supplement dated November 8, 1996)


Subordinated Medium-Term Notes, Series F
Due Nine Months or More From Date of Issue
Fixed Rate Notes


Principal Amount:                                    $  25,000,000.00
Issue Price:                             100.000%    $  25,000,000.00
Commission or Discount:                    1.700%    $     425,000.00
Proceeds to Company:                      98.300%    $  24,575,000.00

Agent:                            Smith Barney Inc., as Principal


Original Issue Date:              April 02, 1997

Stated Maturity Date:             April 02, 2012

Cusip #:                          63858S-BD-0
Form:                             Book entry only


Interest Rate:                    7.600% Fixed

Interest Payment Dates:           Monthly, 2nd of each month, commencing
                                  on May 2, 1997


Discount Note?                                                   No
May the Notes be redeemed by the Company prior to maturity?      Yes

The notes will be subject to redemption at the option of the Company, in whole, on the Interest Payment Date occurring April 2, 2001 and each Interest Payment Date occurring in or thereafter at a redemption price equal to 100% of the principal amount of the Notes, plus accrued interest thereon, if any, upon at least 30 calendar days prior notice, as described in the Prospectus Supplement.


May the notes be repaid prior to maturity at the option of       No
the holder?

Interest rates offered by the Company with respect to offerings of medium term notes may differ depending upon, among other things, the aggregate principal amount of the such notes purchased in any single transaction.